EXHIBIT 99.01

FOR IMMEDIATE RELEASE

For more information contact:

Mark C. Brown, Senior Vice President and Chief Financial Officer (703) 247-2514
Sonya Udler, Vice President, Corporate Communications (703) 247-2517 sonya.udler@strayer.edu

STRAYER EDUCATION, INC. REPORTS RECORD
FOURTH QUARTER 2004 AND FULL YEAR ENROLLMENT, REVENUES AND EARNINGS

— Strayer Fourth Quarter Diluted EPS of $0.89 —
— Strayer Full Year Diluted EPS of $2.74 —
— Strayer Winter 2005 Total Enrollments Up 18%/New Students Up 22%/Online Up 53% —
— Two Tampa, FL Campuses to be Opened for 2005 Spring Term —

ARLINGTON, Va., February 16, 2005 - Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three and twelve months ended December 31, 2004. Financial highlights are as follows:

Three Months Ended December 31

•	Revenues for the three months ended December 31, 2004 increased 21% to $52.3 million, compared to $43.4 million for the same period in 2003, due to increased enrollment and a 5% tuition increase which commenced in January 2004. Revenues in 2003 included a $0.6 million gain on the sale of the Company's student loan portfolio. Excluding the 2003 gain from the sale of the student loan portfolio, revenues rose 22%. Management believes that excluding this loan sale provides a useful indicator of the Company's underlying operating performance.

•	Income from operations rose 19% to $20.8 million from $17.4 million for the same period in 2003. Excluding the 2003 gain on the sale of the student loan portfolio, income from operations increased 23%.

•	Net income rose 20% to $13.3 million compared to $11.1 million for the same period in 2003. Excluding the 2003 gain on the sale of the student loan portfolio, net income increased 23%. Earnings per diluted share rose 20% to $0.89 compared to $0.74 for the same period in 2003. Excluding the 2003 gain on the sale of the student loan portfolio, earnings per diluted share increased 24%. Diluted weighted average shares outstanding decreased to 14,953,000 in 2004 from 15,036,000 for the same period in 2003.

Year Ended December 31

•	Revenues for the year ended December 31, 2004 increased 25% to $183.2 million, compared to $147.0 million for the same period in 2003, due to increased enrollment and a 5% tuition increase effective for 2004. Excluding the 2003 gain on the sale of the student loan portfolio, revenues rose 25% in 2004.

•	Income from operations rose 24% to $65.5 million from $52.9 million for the same period in 2003. Income from operations in 2003 included a $1.8 million gain on the sale of the Company's Washington, D.C. campus building and a $0.6 million gain on the sale of its student loan portfolio. Excluding these 2003 gains, income from operations increased 30%. Management believes that excluding these asset sales provides a useful indicator of the Company's underlying operating performance.

•	Net income rose 22% to $41.2 million compared to $33.7 million for the same period in 2003. Excluding the 2003 gains on asset sales, net income increased 28%. Earnings per diluted share rose 21% to $2.74 compared to $2.27 for the same period in 2003. Excluding the 2003 gains on asset sales, earnings per diluted share increased 26%. Diluted weighted average shares outstanding increased to 15,057,000 from 14,857,000 for the same period in 2003.

"We are pleased with Strayer's financial performance for the fourth quarter and year-end, as well as our enrollment for the winter term," said Robert Silberman, Chairman and Chief Executive Officer of Strayer Education, Inc. "Our yearly results reflect the positive contribution of 2004's five new campuses, including the impact of successfully opening two new markets in Georgia and South Carolina, as well as the continued growth of Strayer University Online. We look forward to the spring term and the start of classes in our newest market of Florida with two campuses scheduled to open in Tampa. In 2005, we intend to continue to execute on our expansion strategy including five planned new campuses."

Balance Sheet and Cash Flow

At December 31, 2004, the Company had cash, cash equivalents and marketable securities (a diversified, no load, short-term tax-exempt bond fund) of $122.8 million and no debt. The Company generated $57.7 million from operating activities in 2004. Capital expenditures were $10.6 million for the same period.

As of December 31, 2004, the Company had $25 million available for repurchases under its previously announced common stock repurchase authorization. No shares were repurchased in the fourth quarter 2004.

In the fourth quarter 2004, bad debt expense as a percentage of revenue was 2.9% compared to 2.0% for the same period in 2003. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 11 days at the end of the fourth quarter 2004, compared to eight days for the same period in 2003.

Student Enrollment

Total enrollment at Strayer University for the 2005 winter term increased 18% to 23,815 students compared to 20,110 for the same term in 2004. Across the Strayer University campus network, new student enrollments increased 22% and continuing student enrollments increased 18%. Out of Area Online students increased 53%, while students taking 100% of their classes at Strayer University Online (including campus based students) increased 35%. The total number of students taking any courses online (including students at brick and mortar campuses taking at least one online course) in the 2005 winter term was 14,891.

Student Enrollment

	Winter 2004	Winter 2005	% Change
New Campuses (13 in operation 3 or less years)
Campus Based Students	1,097	2,018	84%
Online Based Students	1,314	2,479	89%
Total New Campus Students	2,411	4,497	87%
Mature Campuses (17 in operation 4 or more years)
Campus Based Students	9,945	9,521	-4%
Online Based Students	6,085	7,240	19%
Total Mature Campus Students	16,030	16,761	5%
Out of Area Online Students	1,669	2,557	53%
Total University Enrollment	20,110	23,815	18%
Total Students Taking 100% Courses Online	9,068	12,276	35%
Total Students Taking At Least 1 Course Online	11,173	14,891	33%

New Campus/New State Openings

The Company also reported today that it will open two new campuses in Tampa, Florida for the 2005 spring term. The Company plans to open five new campuses in 2005.

Expanded Online Course Offerings

Strayer University Online is offering 826 online classes in the 2005 winter term, with all academic programs available synchronously and asynchronously.

Common Stock Cash Dividend

The Company announced today that its Board of Directors has declared a quarterly common stock cash dividend of $0.125 per share. This dividend will be paid on March 10, 2005 to shareholders of record as of February 28, 2005.

Business Outlook

Based on strong enrollment growth announced for the 2005 winter term, the Company estimates first quarter 2005 diluted EPS will be in the range of $0.91 to $0.93.

Stock Option Activity and Calculation of Total Potential Share Issuance

The Company uses the intrinsic-value-based method of accounting for its stock option plan. Under this method, compensation expense is the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. Had compensation expense been determined based on the fair value of the options at grant dates computed by the Black-Scholes methodology, the Company estimates net income and diluted net income per share would have been $12.2 million and $0.82 per share, respectively, for the three months ended December 31, 2004, and $38.4 million and $2.55 per share, respectively, for the full year ended December 31, 2004.

The following assumptions were used to estimate fair value as of the date of grant using The Black-Scholes option pricing model:

	2003	2004
Dividend yield	0.5%	0.24%
Risk-free interest rates	3.0%	3.8%
Volatility	40%	34%
Expected option term (years)	5.2	6.1
Weighted average fair value of options granted during the year	$21.88	$45.27

Shares used to compute diluted earnings per share include common shares issued and outstanding, and potentially diluted common stock equivalent shares outstanding. Our total current and potential common shares outstanding as of December 31, 2004 are as follows:

Shares
(in thousands)
Current
Common shares issued and outstanding at December 31, 2004	14,669
Issued stock options using Treasury Stock Method	284
Total current	14,953

Potential
Total issued stock options, less options accounted for using the Treasury Stock Method above	571
Authorized but unissued options	276
Total potential	847
Total current and potential common shares	15,800

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its fourth quarter earnings and year-end results on Wednesday, February 16, 2005 at 10:00 a.m. (ET). To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, and public administration to more than 23,000 working adult students at 30 campuses in 7 states in the Eastern United States and Washington, D.C. and worldwide via the Internet through Strayer University Online. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 "(Reform Act)". The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2003	2004	2003	2004
Revenues	$43,373	$52,268	$147,025	$183,194

Costs and expenses:
Instructional and educational support	14,790	17,247	53,116	63,860
Selling and promotion	5,829	7,872	22,768	29,435
General and administration	5,327	6,377	20,013	24,416
Gain on sale of asset	—	—	1,772	—

Income from operations	17,427	20,772	52,900	65,483
Investment and other income	570	537	2,420	1,595

Income before income taxes	17,997	21,309	55,320	67,078

Provision for income taxes	6,891	8,030	21,646	25,838

Net income	11,106	13,279	33,674	41,240

Preferred stock dividends and accretion	1,294	—	5,136	1,389

Net income available to common stockholders	$9,812	13,279	$28,538	$39,851

Basic net income per share	$0.91	$0.91	$2.67	$2.91

Diluted net income per share	$0.74	$0.89	$2.27	$2.74

Weighted average shares outstanding:
Basic	10,727	14,669	10,694	13,674
Diluted	15,036	14,953	14,857	15,057

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2003	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$82,089	$97,004
Marketable securities available for sale, at fair value	25,951	25,753
Tuition receivable, net of allowances for doubtful accounts	35,997	41,669
Student loans receivable – held for sale	65	29
Other current assets	1,656	3,679
Total current assets	145,758	168,134
Property and equipment, net	35,930	41,137
Restricted cash	500	500
Other assets	368	343
Total assets	$182,556	$210,114
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,127	$4,971
Accrued expenses	2,329	2,318
Income taxes payable	2,898	6,060
Dividends payable	1,510	—
Unearned tuition	39,134	42,059
Total current liabilities	50,998	55,408
Deferred income taxes	228	1,077
Long-term liabilities	2,666	4,707
Total liabilities	53,892	61,192
Commitments and contingencies
Mandatorily redeemable convertible Series A preferred stock, par value $.01; 6,000,000 shares authorized; 3,899,944 shares issued and outstanding as of December 31, 2003	95,686	—
Stockholders' equity:
Common stock, par value $.01; 20,000,000 shares authorized; 10,703,395 and 14,669,487 shares issued and outstanding, as of December 31, 2003 and 2004, respectively	107	147
Additional paid-in capital	59,838	140,943
Retained earnings (accumulated deficit)	(26,918)	7,983
Accumulated other comprehensive income (loss)	(49)	(151)
Total stockholders' equity	32,978	148,922
Total liabilities and stockholders' equity	$182,556	$210,114

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Amounts in thousands)

	For the year ended December 31,
	2003	2004
Cash flow from operating activities:
Net income	$33,674	$41,240
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of marketable securities	(135)	—
Gain on sale of property and equipment	(1,772)	—
Loss on disposal of assets	—	30
Amortization of deferred rent	337	614
Depreciation and amortization	4,367	5,375
Provision for student loan losses	141	(227)
Deferred income taxes	(19)	(101)
Changes in assets and liabilities:
Tuition receivable, net	(10,238)	(5,672)
Other current assets	(706)	(899)
Restricted cash	(500)	—
Other assets	7	25
Accounts payable	1,593	(156)
Accrued expenses	1,148	(11)
Income taxes payable	2,517	13,650
Unearned tuition	9,281	2,925
Deferred lease incentives(1)	11	745
Student loans originated	(7,150)	(1,361)
Collections on student loans receivable	16,730	1,506
Net cash provided by operating activities	49,286	57,683
Cash flows from investing activities:
Proceeds from sale of property and equipment	4,823	—
Proceeds from sale of marketable securities	26,135	—
Purchases of property and equipment	(6,840)	(10,620)
Purchases of marketable securities	(34,000)	—
Net cash used in investing activities	(9,882)	(10,620)
Cash flows from financing activities:
Common dividends paid	(2,776)	(5,645)
Preferred dividends paid	(3,260)	(1,684)
Proceeds from exercise of stock options	2,807	11,948
Repurchase of common stock	(3,221)	(36,767)
Net cash used in financing activities	(6,450)	(32,148)
Net increase in cash and cash equivalents	32,954	14,915
Cash and cash equivalents – beginning of period	49,135	82,089
Cash and cash equivalents – end of period	$82,089	$97,004

(1)	Reclassified Deferred Lease Incentives for the year ended December 31, 2003 from Cash Flows from Financing Activities to conform to the December 31, 2004 presentation.